CONTACT:	BARRY BORODKIN	Exhibit 99.1
TELEPHONE:	212-242-5444
FAX:	212-206-0011
RE:	EXX INC

EXX INC

Suite 689

1350 East Flamingo Road

Las Vegas, NV 89119

EXX INC ANNOUNCES SUBSTANTIAL INCREASE IN 3RD QUARTER PERIOD TO PERIOD SALES

AND NET INCOME

Las Vegas, NV. November 13, 2003 - EXX INC (Amex: EXX-A and EXX-B) today announced its consolidated sales and net income for the quarter and nine months ended September 30, 2003. The increase in sales and profits was due primarily to the inclusion of the results of our Newcor, Inc. subsidiary, which was acquired January 31, 2003.

	2003 (A)	2002
	(unaudited)	(unaudited)
Quarter Ended September 30
Sales	$34,360,000	$4,208,000
Income from continuing operations	1,497,000	257,000
Income from discontinued operations	306,000	—

Net income	$1,803,000	$207,000
Per EXX-A & B Shares:
Basic
Income from continuing operations	.13	.02
Income from discontinued operations	.03	—

Net Income	.16	.02
Assuming dilution
Income from continuing operations	.12	.02
Income from discontinued operations	.02	—

Net Income	.14	.02
Average Shares Outstanding
Basic	11,270,400	11,131,359
Assuming dilution	12,769,441	11,157,073

Nine Months Ended September 30
Sales	$101,557,000	$12,203,000
Income from continuing operations	4,769,000	505,000
Income from discontinued operations	576,000	—

Net Income	$5,345,000	$505,000
Per EXX-A & B Shares:
Basic
Income from continuing operations	.43	.04
Income from discontinued operations	.05	—

Net Income	.48	.04
Assuming dilution
Income from continuing operations	.40	.04
Income from discontinued operations	.04	—

Net Income	.44	.04
Average Shares Outstanding
Basic	11,166,004	11,297,563
Assuming dilution	12,052,779	11,348,417

(A)	Includes results of Newcor, Inc. acquisition as of January 31, 2003.

The above results of operations contain certain forward-looking statements which are covered under the safe harbor provisions of the Private Securities Legislation Reform Act of 1995 with respect to the Company’s future financial performance. Although EXX INC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks which may cause EXX INC’s actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from EXX INC’s expectations include, without limitation, changes in manufacturing and shipment schedules, delays in completing plant construction and acquisitions, new product and technology developments, competition within each business segment, cyclicality of the markets for the products of a major segment, litigation, significant cost variances, the effects of acquisitions and divestitures, and other risks.